Exhibit 5.1

September 14, 2021

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, Pennsylvania 15222-5479

Ladies and Gentlemen:

We have acted as counsel to Allegheny Technologies Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $325,000,000 aggregate principal amount of its 4.875% Senior Notes due 2029 (the “2029 Notes”) and $350,000,000 aggregate principal amount of its 5.125% Senior Notes due 2031 (together with the 2029 Notes, the “Notes”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated September 9, 2021, between the Company and BofA Securities, Inc., as representative of the underwriters named therein (collectively, the “Underwriters”). The Notes are being offered and sold to the Underwriters in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter has been prepared and should be understood in accordance with the Statement of Opinion Practices, 74 Bus. Law. 807 (2019).

In connection with rendering the opinions set forth below, we have examined the following (collectively, the “Transaction Documents”):

a)	the Underwriting Agreement;

b)	the registration statement on Form S-3 (File No. 333-254906) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act;

c)

the base prospectus, dated March 31, 2021, insofar as it pertains to the offering of the Notes, as supplemented by the preliminary prospectus supplement, dated September 8, 2021, relating to the offering of the Notes by the Company, as filed by the Company with the Commission on September 8, 2021, pursuant to Rule 424(b) under the Securities Act;

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Allegheny Technologies Incorporated

September 14, 2021

d)

such written materials as are identified in Schedule IIA to the Underwriting Agreement as constituting issuer free writing prospectuses within the meaning of Rules 405 and 433(h) under the Securities Act and the pricing information set forth in Schedule III to the Underwriting Agreement;

e)

the base prospectus, dated March 31, 2021, insofar as it pertains to the offering of the Securities, as supplemented by the final prospectus supplement, dated September 9, 2021, reflecting the final terms of the offering of the Securities, as filed by the Company with the Commission on September 10, 2021, pursuant to Rule 424(b) under the Securities Act;

f)	specimens of the Securities; and

g)

the Indenture, dated as of September 14, 2021, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 14, 2021, between the Company and the Trustee (as so supplemented, the “Indenture”).

We have also examined the Company’s Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws, and the resolutions of the Company’s Board of Directors relating to the Registration Statement, the issuance and sale of the Securities, and the Transaction Documents. We also have made such examination of law as we have deemed appropriate. In addition we have examined and relied on certificates of public officials and on the representations and warranties of the parties contained in the Transaction Documents. We have not independently established any of the facts upon which we have so relied.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a specimen or copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each of the Transaction Documents constitutes a legal, valid, and binding obligation of each party (other than the Company) thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties to the Transaction Documents, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that you have complied with all state and federal statutes, rules and regulations applicable to you relating to the transactions set forth in the Underwriting Agreement. We have not verified any of the foregoing assumptions.

Allegheny Technologies Incorporated

September 14, 2021

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to (i) the laws of the State of New York, other than its law relating to choice of law; (ii) applicable federal securities laws of the United States; and (iii) the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, consumer lending, insurance, labor, health and safety, anti-money laundering, anti-terrorism and state securities laws, on the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, including procedures governing reviews thereunder by the Committee on Foreign Investment in the United States, or on the rules of any self-regulatory organization, securities exchange, contract market, clearing organization or other platform, vehicle or market for trading, processing, clearing or reporting transactions. We are not opining on any other law or the law of any other jurisdiction, including any foreign jurisdiction or any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that the Notes have been duly authorized, executed and delivered and, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company and be entitled to the benefits set forth in the Indenture.

Our opinions are subject to the effects of applicable bankruptcy, insolvency, orderly liquidation or resolution, fraudulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, and other similar laws affecting the rights and remedies of creditors generally, and to the effects of general principles of equity, whether considered in a proceeding at law or equity, including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

In addition, we express no opinion as to any provision in the Notes: (i) that purports to release, exculpate or exempt a party from, or require indemnification or contribution of a party for, liability for its own negligence or misconduct; (ii) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) the effect of which is governed by the law of a jurisdiction other than the State of New York, the General Corporation

Allegheny Technologies Incorporated

September 14, 2021

Law of the State of Delaware or the applicable federal securities laws of the United States; (iv) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (v) that purports to prohibit the assignment of rights that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vi) that purports to require that amendments to any agreement be in writing; (vii) relating to powers of attorney, severability or set-off; (viii) that purports to restrict access exclusively to any particular courts; or (ix) providing that decisions by a party are conclusive or may be made in its sole discretion.

This opinion letter is rendered to you solely for your use in connection with the issuance and sale of the Notes pursuant to the Underwriting Agreement. You may not rely on this opinion letter in any other connection, and it may not be furnished, assigned or quoted to, or relied upon by, any other person, firm or other entity for any purpose without our express, prior written consent. The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

Yours truly,

/s/ K&L Gates LLP